                                                                     EXHIBIT 12

                    GTE NORTHWEST INCORPORATED AND SUBSIDIARY
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)

(Dollars in Millions)                                   Six Months Ended
                                                         June 30, 1999
                                                        ----------------
Net earnings available for fixed charges:
  Income from continuing operations                         $ 115.9
  Add - Income taxes                                           67.8
      - Fixed charges                                          30.7
                                                            -------
Adjusted earnings                                           $ 214.4
                                                            =======
Fixed charges:
  Interest expense                                          $  29.2
  Portion of rent expense representing interest                 1.5
                                                            -------
Adjusted fixed charges                                      $  30.7
                                                            =======

RATIO OF EARNINGS TO FIXED CHARGES                             6.98